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                                                           OMB APPROVAL
                                                    ---------------------------
------                                              OMB Number:   3235-0287
FORM 4                                              Expires: December 31, 2001
------                                              Estimated average burden
                                                    hours per response .... 0.5
                                                    ---------------------------

                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940


(Print or Type Responses)

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
Taylor            Maurice                         The Cronos Group (CRNS)                       to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. Identification   4. Statement for      ----              ---
3, Rue de la Cite  P.O. Box 5235                  Number of Reporting        Month/Year             Officer (give    Other (Specify
                                                  Person, if an entity    January/2002          ----        title ---       below)
---------------------------------------------     (Voluntary)             -------------------               below)
                 (Street)
1211 Geneva 11, Switzerland
                                                                          ----------------------------------------------------------
                                                                          5. If Amendment,    7. Individual or Joint/Group Filing
                                                                             Date of Original    Reporting (Check Applicable Line)
                                                                             (Month/Year)         X   Form filed by One
                                                                                                 ---- Reporting Person
                                                                                                      Form filed by More than
                                                                                                 ---- One Reporting Person
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  (City)           (State)           (Zip)     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED        SEC 1474 (3-99)
TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Stock Option (right        $4.564         1/10/02    A    V     15,000          (1)     (2)  Common Shares  15,000
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            to buy)
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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   45,000                    D
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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  *** /s/ Maurice Taylor  February 6, 2002
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                ----------------------  ----------------
                                                                                           **Signature of              Date
                                                                                             Reporting Person

                                                                                           *** By /s/ Elinor A. Wexler
                                                                                           ---------------------------
                                                                                               Elinor A. Wexler
                                                                                               Attorney-in-Fact

Note: File three copies of this Form, one of which must be manually signed.                                               Page 2
  If space is insufficient, see Instruction 6 for procedure.                                                      SEC 1474 (7/96)

NA971710.034/6

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



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FOOTNOTES TO FORM 4

(1) The options become exercisable in three equal installments beginning on the first anniversary of the grant date specified in Column 3.

(2) The options will expire on the date of the shareholders' annual meeting held in the tenth calendar year following the grant date specified in Column 3.